UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Reported Event): March 6, 2007 (January 1, 2007)

DataLogic International, Inc.

(Exact name of registrant as specified in its charter)

Delaware                                 0-30382                               33-0755473

(State or other jurisdiction of incorporation)  (Commission File Number) (I.R.S. Employer Identification No.)

30950 Rancho Viejo Rd. #120, San Juan Capistrano, CA  92675

(Address of principal executive offices)

(949) 260-0150

(Registrant's telephone number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 28, 2007, DataLogic International, Inc. (“DataLogic”) entered into an asset purchase agreement to acquire the information technology (IT) staffing services business of Systems Evolution, Inc. and its subsidiaries in exchange for 40,500,000 shares of restricted DataLogic common stock. In addition, for each of the fiscal quarters ending March 31, June 30, September 30, and December 31 in 2007 and 2008, DataLogic will pay to Systems Evolution, Inc. an earn-out payment equal to 25% of the earnings before interest, tax, depreciation and amortization generated by the acquired business.  The total amount of earn-out payments cannot exceed $250,000.  DataLogic also assumed certain liabilities associated with the acquired business.

Item 2.01.  Completion of Acquisition or Disposition of Assets

On February 28, 2007, DataLogic closed on the transaction described in Item 1.01 above.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement

DataLogic has failed to make (a) its January 2007 principal payment and February 2007 principal and interest payments under its Amended and Restated Secured Term Note held Laurus Master Fund, Ltd. (“Laurus”) and (b) its February 2007 principal and interest payments under its 10% secured convertible promissory notes due October 31 2008.  In addition, DataLogic Consulting, Inc. (“DCI”) has failed to make scheduled principal and interest payments under it promissory notes issued to Derek Nguyen (a former director and executive officer of DataLogic) and Keith Nguyen (a current member of DataLogic’s Board of Directors and a former executive officer).

DataLogic does not have sufficient funds available, and does not expect to generate sufficient cash flow from operations, to meet its ongoing obligations under the Laurus Secured Term Note or the 10% secured convertible promissory notes.  DCI does not have sufficient funds available, and does not expect to generate sufficient cash flow from operations, to meet its ongoing obligations under its outstanding promissory notes.

DataLogic also has not complied with its obligations to the holders of the 10% secured convertible promissory notes to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of DataLogic common stock issuable upon conversion of the notes or exercise of certain outstanding common stock purchase warrants.

Under the terms of the Laurus Secured Term Note, DataLogic’s 10% secured convertible promissory notes and DCI’s promissory notes, a note holder may accelerate the entire obligation upon an event of default. However, the holders of DataLogic’s 10% secured convertible promissory notes and DCI’s promissory notes have previously agreed to subordinate their note obligations to DataLogic’s obligations under the Laurus Secured Term Note and, among other things, not to take any action to enforce or collect those obligations without Laurus’s consent.

To date, Laurus has not sent DataLogic a notice of acceleration or, to DataLogic’s knowledge, consented to collection action by the other note holders.  However, there can be no assurance that Laurus will not take such action in the future.  In the event of any acceleration of these obligations, DataLogic could be forced to restructure or to default on it obligations or to curtail or abandon it business plan, any of which may devalue or make worthless an investment in DataLogic.

Item 3.02.  Unregistered Sales of Equity Securities

On February 28, 2007, DataLogic closed on the transaction described in Item 1.01 above and issued 40,500,000 shares of its common stock to Systems Evolution, Inc. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that the issuance did not involve a public offering.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 2, 2007, DataLogic appointed Thomas W. Friedberg as a member of its Board of Directors.

Since 2002, Mr. Friedberg, age 47, has been President of Mineral King Partners, LLC (and its predecessor TWF Consulting), a strategic consulting firm that provides competitive benchmarking, competitive and strategic financial analysis, and valuation services.  Previously, Mr. Friedberg advised various technology companies, automobile salvage processors, specialty financial institutions, and telecommunications service providers, with an emphasis on wireless providers, for more than twenty years at firms such as Hambrecht & Quist, Piper Jaffray, and Tucker Anthony Sutro, and as a partner at Genesis Merchant Group Securities. Mr. Friedberg also served as Director of Investor Relations and Strategic Financial Analysis at US WEST’s new Vector Group, US WEST’s former publicly traded cellular and paging subsidiary where he directed the financial aspects and analysis of all merger and acquisitions undertaken by the Company. Mr. Friedberg received his MBA from the Wharton School at the University of Pennsylvania and BA and BS degrees from Stanford University. From 1999 to 2007 Mr. Friedberg served on the Governor’s Commission on Science and Technology for the State of Colorado at the appointment of Governor Bill Owens.

Item 8.01 Other Events

DataLogic has identified that, from approximately November 2006 through approximately January 2007, in excess of $200,000 in company funds were paid to the account of Derek Nguyen (a former director and executive officer of DataLogic) and Keith Nguyen (a current member of DataLogic’s Board of Directors and a former executive officer).  DataLogic believes these funds were paid without appropriate corporate authorization.   On February 27, 2007, DataLogic and Laurus jointly made demand for return of the funds to DataLogic.

Item 9.01.  Financial Statements and Exhibits

The financial statements required with respect to the transaction described in Item 1.01 above, if any, will be filed by amendment not later than 71 days following the date hereof.

Exhibit No.

Description

10.1

Asset Purchase Agreement dated February 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2007

DATALOGIC INTERNATIONAL, INC.

a Delaware corporation

By: /s/ Keith C. Moore

Name: Keith C. Moore

Title: Chief Executive Officer

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